UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

flyExclusive, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT DATED DECEMBER 2, 2025,

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 30, 2025

This supplement, dated December 22, 2025 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A filed by flyExclusive, Inc. (“we” or the “Company”) with the Securities and Exchange Commission on December 2, 2025 (the “Proxy Statement”) in connection with the Company’s 2025 Annual Meeting of Stockholders scheduled to be held on December 30, 2025 at 10:00 a.m., Eastern Time (the “Annual Meeting”).

This Supplement clarifies the effect of votes withheld/abstentions and broker non-votes for Proposal 2 (Approval of an Amendment to the Company’s 2023 Equity Incentive Plan to Increase the Number of Shares Reserved Thereunder from 6,000,000 to 15,000,000 Shares), Proposal 3 (Approval of an Amendment to the Company’s Employee Stock Purchase Plan to Increase the Number of Shares Reserved Thereunder from 1,500,000 to 2,500,000 Shares), and Proposal 4 (Ratification of Appointment of Independent Registered Public Accounting Firm) as such effects are described in the table on page 12 of the Proxy Statement.

Approval of each of Proposals 2, 3, and 4 requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the respective proposal for each of Proposals 2, 3, and 4, and broker non-votes will have no effect.

To clarify the above, this Supplement revises the Proxy Statement as follows:

•
On page 12 of the Proxy Statement under the heading “How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?” the table is revised to read as set forth below:

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that seven nominees receiving the highest number of affirmative "For" votes will be elected as directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Approval of an amendment to the Company’s 2023 Equity Incentive Plan to increase the number of shares reserved thereunder from 6,000,000 to 15,000,000 shares	The affirmative vote of the holders of a majority in voting power present in person or by proxy.	Abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect.
Proposal 3: Approval of an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares reserved thereunder from 1,500,000 to 2,500,000 shares	The affirmative vote of the holders of a majority in voting power present in person or by proxy.	Abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect.
Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power present in person or by proxy.	Abstentions will have the same effect as a vote against the proposal. We do not expect any broker non-votes on this proposal.

Except as described in this Supplement, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. Additional information on how to vote your shares, attend the Annual Meeting or change or revoke your proxy is contained in the Proxy Statement beginning on page 8 under the heading “Questions and Answers About the 2025 Annual Meeting of Stockholders.”

This Supplement should be read together with the Proxy Statement. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.